Exhibit 10.1

AMENDMENT NO. 1 TO

SHARE PURCHASE AGREEMENT

among

PROTEA BIOSCIENCES GROUP, INC.

vivoPHARM PTY LTD.

DR. RALF BRANDT

and

THE BRANDT FAMILY TRUST

SOUTH AUSTRALIAN LIFE SCIENCE ADVANCEMENT PARTNERSHIP, LP

TERRA ROSSA CAPITAL PTY LTD

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY trading as “RMIT UNIVERSITY”

Dated June 4, 2015

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (“Amendment”), dated this 4th day of June 2015 is made and entered into by and among Protea Biosciences Group, Inc., a Delaware corporation (the “Buyer” or “Protea”), Dr. Ralf Brandt (“Brandt”), The Brandt Family Trust, a trust organized under the laws of Australia, Mrs. Sabine Brandt, trustee (the “Trust”), South Australian Life Science Advancement Partnership, LP, ABN 39 229 293 655 a limited partnership organized under the laws of Australia (“SALSA”), Terra Rossa Capital Pty Ltd ACN 114 576 742 in its capacity as manager of the South Australian Life Science Advancement Partnership, LP (“Terra Rossa”) Royal Melbourne Institute of Technology trading as “RMIT University” established under the laws of Victoria, Australia (“RMIT”) and vivoPharm Pty Ltd. ACN 106 101 615, a corporation organized under the laws of Australia (the “Company”). The Trust, SALSA and RMIT are hereinafter sometimes individually referred to as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

This Amendment amends certain of the provisions of a SHARE PURCHASE AGREEMENT (the “Purchase Agreement”), dated as of March 31, 2015 by and among the Buyer, the Company and the Selling Shareholders.

W I T N E S S E T H:

WHEREAS, the Selling Shareholders, the Company and the Buyer executed the Purchase Agreement on March 7, 2015 (the “Execution Date”); and

WHEREAS, the Closing Date under the Purchase Agreement is currently June 7, 2015, being ninety (90) days following the Execution Date; and

WHEREAS, the Buyer desires to extend the Closing Date to August 7, 2015, subject to the right, under certain conditions hereinafter set forth, to extend such Closing Date to September 7, 2015 (the “Outside Closing Date”); and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Selling Shareholders and the Company are willing to extend the Closing Date under the Purchase Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

1. Definitions. Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

2. Payment of Fixed Consideration. Section 2.2 of the Purchase Agreement is hereby deleted and the following Section 2.2 is substituted in place thereof.

“SECTION 2.2. Payment of Fixed Consideration. Forthwith after the signing of this Agreement by all parties, the Buyer will pay the sum of $100,000.00 by way of deposit and part payment of the Cash Consideration in accordance with Section 2.2(a) below. On the Closing Date, in consideration for sale and delivery of the Subject Shares, the Buyer shall pay to the Selling Shareholders (i) the sum of $5,567,578, including the Company Option Payment, representing the Cash Consideration and (ii) the 603,154.2 shares of Protea Series A Preferred Stock, evidencing $6,031,542 of Stock Consideration, representing a total of Eleven Million Five Hundred and Ninety Nine Thousand One Hundred and Twenty ($11,599,120) Dollars plus the Company Option Payment of Fixed Consideration, less (iii) the Holdback Amount set forth in Section 2.3 below. Such aggregate $11,599,120 plus the Company Option Payment of Fixed Consideration represents a four (4.0%) percent increase in the $11,153,000 plus the Company Option Payment amount of Fixed Consideration set forth in the Purchase Agreement and is given as consideration for the Selling Shareholders agreement to extend the Closing Date to August 7, 2015. In the event that the Buyer shall elect and shall be entitled to further extend the Closing Date beyond August 7, 2015, but in no event later than September 7, 2015, the Fixed Consideration shall be further increased by an additional four (4.0%) percent to Twelve Million and Sixty Three Thousand and Eighty Four ($12,063,084) Dollars, including the Company Option Payment. Such $12,063,084 of increased Fixed Consideration shall be allocated $5,790,280 as Cash Consideration and 627,280.4 shares of Protea Series A Preferred Stock, evidencing $6,272,804 as Stock Consideration.

(a) Payment of Cash Consideration. The Cash Consideration shall be paid to the Selling Shareholders by means of wire transfers of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel. Promptly following the Closing Date, such Cash Consideration shall be disbursed by Company Counsel to accounts designated by the Selling Shareholders and the Option Holders. The Liquidation Amount will be paid to SALSA from the Cash Consideration and the amount of the Cash Consideration payable to each of the Selling Shareholders and the Option Holders shall be as set forth on Schedule 2.2 annexed hereto, and for an Option Holder in accordance with the Option Holder’s Letter. All incremental increases in the Fixed Consideration set forth above from the amounts originally set forth in the Purchase Agreement (the “Fixed Consideration Increases”) shall be allocated as follows: (i) SALSA and RMIT shall be entitled to receive their allocable portions of 100% of the Fixed Consideration Increases as Cash Consideration, and (ii) the Trust and the Option Holders shall receive its allocable portion of 100% of the Fixed Consideration Increases as Stock Consideration, all as set forth on Schedule 2.2 annexed hereto.

(b) Payment of Stock Consideration. On the Closing Date, the Buyer shall cause to be delivered to the Selling Shareholders stock certificates evidencing either 603,154.2 shares or 627,280.4 shares of Protea Series A Preferred Stock (as applicable) representing (i) the Stock Consideration, less (ii) the Holdback Amount set forth in Section 2.3 below. Such stock certificates shall be registered in the names of each of the Selling Shareholders and the Option Holders and shall be in such number of shares of Protea Series A Preferred Stock to be issued or issuable to each Selling Shareholder as shall be as set forth on Schedule 2.2 annexed hereto and for an Option Holder in accordance with the Option Holder’s Letter.

(c) Restricted Securities. Without limiting the obligations of the Buyer pursuant to Section 6.20, each of the Selling Shareholders acknowledge that the Stock Consideration and any Contingent Consideration have not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act. Each certificate evidencing the Stock Consideration and any Contingent Consideration shall bear the following legend:

“The shares evidenced by this certificate have not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, pledged, hypothecated or assigned in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act.”

(d) Deposit and Break-up Fee. Forthwith on the signing of this Agreement by all parties, the Buyer will pay by means of wire transfer of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel the sum of $100,000.00 (“Deposit”) by way of deposit and part payment of the Cash Consideration. The Deposit will be held by Company Counsel and paid and applied as Cash Consideration on Closing. If the Break-up Fee is payable in accordance with Section 7.8 or Section 7.9 of this Agreement, Company Counsel shall pay and apply the Deposit on behalf of the Buyer in satisfaction of the Break-up Fee in accordance with Section 7.9(e).

If this Agreement is terminated by the Buyer and the Selling Shareholders pursuant to Section 10.1(a), or by the Buyer pursuant to Section 10.1(d), or by the Buyer pursuant to Section 10.1(f), the Deposit will be repaid to the Buyer.

(e) Summary of Terms of Protea Series A Preferred Stock. As set forth in the Certificate of Designations, the Protea Series A Preferred Stock shall:

(i) have a stated or liquidation value per share of ten ($10.00) Dollars which shall be payable upon any sale or liquidation of the Buyer prior to any payments in respect of the Buyer Common Stock;

(ii) pay an annual dividend of four (4%) percent which shall accrue annually, be payable in additional shares of Protea Series A Preferred Stock, and be added to the face or stated amount of such shares of Protea Series A Preferred Stock;

(iii) be convertible at any time, at the option of the holder, into shares of Buyer Common Stock at the Conversion Price then in effect;

(iv) be subject to automatic conversion into Buyer Common Stock in the event that either (A) the average of the VWAP of shares of Buyer Common Stock, as traded on any United States Stock Exchange for any twenty (20) consecutive Trading Days shall equal or exceed one hundred and fifty (150%) percent of the Conversion Price then in effect; or (B) Protea shall consummate an underwritten public offering of not less than $15,000,000 of its shares of Buyer Common Stock.

(v) vote, together with the Buyer Common Stock, on an “as converted basis” with respect to all matters submitted to the vote of holders of Buyer Common Stock; and

(vi) be subject to redemption and repurchase at the sole option of the Buyer, upon thirty days prior written notice to the holders, for a cash amount, payable in United States Dollars, equal to the $10.00 per share stated value of the Protea Series A Preferred Stock ($6,031,542 or $6,272,804, as applicable) plus accrued dividends thereon.

The foregoing provisions of this Section 2.2(e) is merely a summary of the principal terms and conditions of the Protea Series A Preferred Stock and is qualified in all respects by the terms, conditions and provisions of the Certificate of Designations annexed hereto as Exhibit A and made a part hereof.”

3. Closing Date. Section 2.5 of the Purchase Agreement is hereby deleted and the following Section 2.5 is substituted in place thereof.

“SECTION 2.5 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law, LLP, 1330 Avenue of the Americas, 35th Floor, New York, New York 10019, commencing at 10:00 a.m. local time on a date (the “Closing Date”) which shall be the earlier to occur of (i) August 7, 2015, or (ii) five business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the Selling Shareholders and the Buyer may mutually determine; provided, that, subject at all times to the provisions of Section 2.5(b) below, the Buyer shall have the right to extend the Closing Date to as late as September 7, 2015 (the “Outside Closing Date”). It is the intent of the parties that Buyer shall assume control of the Company and its Subsidiaries immediately after the close of business on the Closing Date.

(b) In the event, and only in the event, that the Buyer shall have received a definitive term letter of intent or term sheet from one or more financially creditable and reputable institutional or related investors for the Required Financing that is executed by both the Buyer and the source(s) of such Required Financing (the “Financing Proposal”), and shall have furnished the Company and the Selling Shareholders with a duly executed copy of such Financing Proposal by a date which shall be on or before August 31, 2015, the Buyer shall have the right to extent the Outside Closing Date to as late as 5:00 p.m. (Eastern time) on September 7, 2015.”

4. Transaction Documents; Incorporation by Reference. Except as expressly amended pursuant to this Amendment, all of the terms and conditions of the Purchase Agreement and all of the Exhibits and Schedules hereto and thereto collectively, the “Transaction Documents”) shall remain in full force and effect, and are hereby deemed to be incorporated herein by this reference.

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Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROTEA BIOSCIENCES GROUP, INC.

/s/ Stephen Turner
Stephen Turner, President and CEO

vivoPHARM PTY LTD pursuant to Section 127 of the Corporations Act 2001 (Cth)

/s/ Ralf Brandt
By: Dr. Ralf Brandt, Director

/s/ Ian Nisbet
By: Ian Nisbet, Director

THE BRANDT FAMILY TRUST

/s/ Sabine Brandt
By: Sabine Brandt, Trustee

SOUTH AUSTRALIAN LIFE SCIENCE
ADVANCEMENT PARTNERSHIP, LP
by its duly authorised manager and agent
TERRA ROSSA CAPITAL PTY LTD

By:	/s/ Matthew Worrell
Matthew Worrell, Director

/s/ Daniel Hill
Daniel Hill, Secretary

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY

By:
_____________, Authorized Officer
in the presence of:

Witness

Name of Witness